CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated February 20, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Appreciation Fund, Inc.

ERNST & YOUNG LLP

New York, New York
April 25, 2008